Exhibit 99.1

Internal E-mail

Dear Team,

A few moments ago, it was announced that Loxo Oncology has entered into a definitive agreement to be acquired by Eli Lilly. I imagine the news strikes you as both exciting and surprising at the same time. As the news sinks in, and the details are explained, I hope that you will come to feel humbled and grateful that five-and-a-half years of our hard and purposeful work has been recognized by one of the oldest and largest global pharmaceutical companies in the world.

The medicines we are working on, in all stages of development, will benefit from Lilly’s strong oncology presence, its rich history of innovation and its deep commitment to serving the needs of patients. Throughout the process that led to today’s announcement, it became clear that Lilly understands the emerging and inevitable shift towards precision medicine in clinical oncology. Only through the molecular determination of a tumor’s fundamental liabilities can we invent and deploy modern medicines with the efficacy and safety profiles that patients, doctors and healthcare payors expect and deserve.

The sale to Lilly was carefully considered by our leadership team and Board of Directors. Lilly will bring resources, expertise and global reach that will benefit our pipeline and further help to reach patients in need. We are confident that the work we have started with Vitrakvi®, LOXO-292, LOXO-305, LOXO-195 and our discovery pipeline will continue to thrive in their hands.

I am sure you will have lots of questions. We will do everything we can to provide information, as it is known. There will be an All Hands meeting this morning at 11AM ET. This meeting is just the beginning, as there will be ongoing updates ahead of an expected final deal closing in February. In addition, members of the Lilly Oncology team, some of its most senior leaders, will be on site in Stamford tomorrow in time for our regularly scheduled All Hands meeting. I know they look forward to speaking to you directly.

We should all be incredibly proud of what we have accomplished together. To paraphrase one of our corporate values, we should all feel grateful to have worked on highly active medicines, alongside talented team members, with the necessary resources to succeed. With the expanding scope and strength of our pipeline, I am confident that Lilly’s resources and commitment will accelerate these many important programs towards ultimate success. We know there are patients out there right now who need us to succeed. They are waiting, and they may be running out of time. So let’s work quickly, while figuring out how Lilly’s added capabilities can make us even better.

I feel privileged to have worked with all of you. Thank you always for the confidence it took to join this small company with humble roots.

Sincerely,

Josh

Additional Information about the Acquisition and Where to Find It

The tender offer for the outstanding shares of Loxo Oncology referenced in this communication has not yet commenced. This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Loxo Oncology, nor is it a substitute for the tender offer materials that Lilly and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Lilly and its acquisition subsidiary will file tender offer materials on Schedule TO, and Loxo Oncology will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF LOXO ONCOLOGY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF LOXO ONCOLOGY SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Loxo Oncology at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Lilly and Loxo Oncology file annual, quarterly and current reports and other information with the SEC. Lilly’s and Loxo Oncology’s filings with the SEC are available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Cautionary Notice Regarding Forward-Looking Statements

This communication contains “forward-looking statements” relating to the acquisition of Loxo Oncology by Lilly. Such forward-looking statements include the ability of Loxo Oncology and Lilly to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the offer and the other conditions set forth in the merger agreement. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of Loxo Oncology’s stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the offer or the merger may not be satisfied or waived; the effects of disruption from the transactions contemplated by the merger agreement on Loxo Oncology’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; other uncertainties pertaining to the business of Loxo Oncology, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Loxo Oncology’s Annual Report on Form 10-K for the year ended December 31, 2017, which is on file with the SEC and available on the SEC’s website at www.sec.gov. Additional factors may be set forth in those sections of Loxo Oncology’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the SEC in the fourth quarter of 2018. In addition to the risks described above and in Loxo Oncology’s other filings with the SEC, other unknown or unpredictable factors could also affect Loxo Oncology’s results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information contained in this press release is provided only as of the date of this report, and Loxo Oncology undertakes no obligation to update any forward-looking statements either contained in or incorporated by reference into this report on account of new information, future events, or otherwise, except as required by law.